UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2005

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 7, 2005, AGL Resources Inc. announced the promotion of Andrew W. Evans from vice president and treasurer to senior vice president, chief financial officer and treasurer. On September 9, 2005, Brett A. Stovern was promoted from managing director of finance and assistant treasurer to vice president and treasurer, succeeding Mr. Evans as treasurer. On September 27, 2005, the Compensation and Management Development Committee of the board of directors of AGL Resources reviewed and approved changes to Mr. Evans’ compensation. Mr. Evans’ compensation as approved by the Committee is not set forth in a written agreement between the Company and Mr. Evans.

In connection with his promotion, effective as of September 7, 2005, Mr. Evans will receive a base salary payable at an annual rate of $300,000 and, effective as of September 27, 2005, Mr. Evans was granted 12,000 restricted shares of AGL Resources common stock and a non-qualified stock option to purchase 24,000 shares of AGL Resources common stock. The restricted stock will vest in three equal annual installments beginning one year from the date of grant. The options will vest in four equal annual installments beginning one year from the date of grant and will be exercisable at a price of $36.56 per share. Effective as of September 27, 2005, Mr. Evans also was granted a performance cash unit award with a multiple of 2.75 and a corresponding performance measurement period that ends December 31, 2006 and a performance cash unit award with a multiple of 5.5 and a corresponding performance measurement period that ends December 31, 2007. The performance cash unit awards are more fully described in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2005. For 2006, Mr. Evans’ target annual incentive compensation (expressed as a percentage of annual base salary) will be 50%.

Mr. Evans will be entitled to continue his participation in the Company’s other compensation and benefits programs that are available to AGL Resources executive officers and employees generally.

Like the Company’s other executive officers, Mr. Evans entered into a change in control agreement with AGL Resources, pursuant to which he will be entitled to receive, upon a “qualifying termination” (as described below) generally following a change in control event set forth in the agreement, a severance benefit equal to three times the sum of his base salary plus the highest annual incentive compensation during the three years prior to the year of the qualifying termination; at the time of the qualifying termination, a prorated annual incentive compensation payment for the year of the qualifying termination, based on the number of days Mr. Evans was employed by the Company during that year; a three-year continuation of medical, dental and life insurance benefits; full vesting of all long-term incentive compensation; payment of any forgone employer contributions under the Company’s Retirement Savings Plus Plan and Non-qualified Savings Plan; an additional payment based upon participation in the Company’s Retirement Plan and Excess Benefit Plan; and outplacement assistance. A qualifying termination will occur if, following a change in control, Mr. Evans’ employment is involuntarily terminated without “cause” or voluntarily terminated for “good reason,” (as defined in the agreement) provided, that, such termination occurs on or before the second anniversary of the date of the consummation of the change in control. Mr. Evans may also receive reimbursement of legal fees in connection with the enforcement of his rights under the continuity agreement as well as a payment to offset potential excise taxes, if payments under the agreement are deemed “excess parachute payments.”

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

10.1	Continuity Agreement, dated September 30, 2005, by and between AGL Resources Inc., on behalf of itself and AGL Services Company (its wholly owned subsidiary) and Andrew W. Evans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: September 30, 2005	/s/ Paul R. Shlanta
Paul R. Shlanta Executive Vice President, General Counsel and Chief Ethics and Compliance Officer

Exhibit Index

Exhibit No.	Description

10.1	Continuity Agreement, dated September 30, 2005, by and between AGL Resources Inc., on behalf of itself and AGL Services Company (its wholly owned subsidiary) and Andrew W. Evans.